SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 1999
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                                 Interiors, Inc.
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             (Exact name of registrant as specified in its charter)


       Delaware                     0-24352             13-3590047
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       (State or other            (Commission        (I.R.S. Employer
       jurisdiction               File Number)       Identification No.)
       of incorporation)


      320 Washington Street
      Mt. Vernon, New York                                  10553
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      (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (914) 665-5400
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          (Former Name or Former Address, if Changed Since Last Report)
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                           CURRENT REPORT ON FORM 8-K

                                 INTERIORS, INC.

Item 2. ACQUISITION OR DISPOSITION OF ASSETS.

      On December 11, 1998, Interiors, Inc. (the "Company") entered into a purchase agreement (the "Purchase Agreement") with the majority stockholders of Petals, Inc. ("Petals"), pursuant to which the Company agreed to pay an aggregate of $4,000,000 in cash and issue an 8% convertible debenture in the original principal amount of $2,000,000 in consideration for 72% of the outstanding capital stock of Petals and the cancellation of $2,440,000 of debt owed by Petals to one of the stockholders. The 8% convertible debenture is due March 26, 2001 and convertible into shares of Class A Common Stock, par value $.001 per share, of the Company ("Class A Shares") at a conversion price of $2.00 per share.

      In January 1999, four minority stockholders (owning an aggregate of 28% of the outstanding capital stock of Petals) filed two separate actions in the Supreme Court of the State of New York claiming, among other things, that the majority stockholders had breached the terms of a shareholders' agreement entered into in 1993. The court granted temporary restraining orders prohibiting the majority stockholders from transferring their interests in Petals to the Company.

      On February 19, 1999, two of the four minority stockholders settled all of their claims and received $1.8 million from Petals in redemption of the capital stock of Petals owned by them. On March 17, 1999, the remaining minority stockholders (owners of 16.7% of the outstanding capital stock of Petals) agreed to sell to Petals all of their shares for approximately $2.15 million in cash and an additional $262,500 paid over nine months in settlement of their employment agreements with Petals. In addition, the Company agreed to issue to such minority stockholders three year warrants to purchase an aggregate of 100,000 Class A Shares at an exercise price of $3.50 per share.

      On March 26, 1999, the litigation was dismissed, the Company consummated the acquisition of the shares from the majority stockholders, Petals redeemed the capital stock of the remaining minority stockholders, and the Company issued the warrants to the minority stockholders. As a result, the Company acquired 100% of the outstanding capital stock of Petals and Petals became a wholly owned subsidiary of the Company.

      The purchase price was determined in arms-length negotiations between the Company and the stockholders of Petals. The cash portion of the purchase price paid was financed by the issuance to accredited investors of shares of the Company's Series C Preferred Stock, par value $.01 per share, and the Company's working capital.

      Petals is a manufacturer and catalog marketer of silk flowers and trees. The assets acquired included, among other things, fixed assets owned, leased or used by Petals, including agreements, and leases of real and personal property. For the foreseeable future, the Company intends to utilize such assets in connection with the operation of the business of Petals.

      The information set forth above is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.


Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

      (a)   Financial Statements of Business Acquired.

            Financial Statements with respect to the acquisition of Petals, Inc. by the Company will be filed with an amendment to this Form 8-K within 60 days after the date this Report is required to be filed.

      (b)   Pro Forma Financial Information.

            Pro forma financial information with respect to the acquisition of Petals by the Company will be filed by an amendment to this Form 8-K within 60 days after the date this Report is required to be filed.

      (c)   Exhibits.

Exhibit No.                             Description
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2                 Purchase Agreement, dated December 11, 1999, by and among
                  Interiors, Inc. and Mark N. Sklar, Drew M. Brown, the Bennet Dorrance Trust, the Bennett Dorrance, Jr. Trust, the Ashley Dorrance Trust, the Dorrance 1995 Issue Trust and DMB Property Ventures Limited Partnership.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

                               INTERIORS, INC.


Date: April 9, 1999            By: /s/ Max Munn
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                                       Max Munn
                                       President and Chief Executive Officer
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                                  EXHIBIT INDEX

Exhibit No.       Description
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2                 Purchase Agreement, dated December 11, 1999, by and among
                  Interiors, Inc. and Mark N. Sklar, Drew M. Brown, the Bennet
                  Dorrance Trust, the Bennett Dorrance, Jr. Trust, the Ashley
                  Dorrance Trust, the Dorrance 1995 Issue Trust and DMB Property
                  Ventures Limited Partnership.